Exhibit 10.40

CONFIDENTIAL SEPARATION AGREEMENT
AND GENERAL RELEASE OF ALL CLAIMS

This Confidential Separation Agreement and General Release of All Claims (“Separation Agreement”) are made by and between Salon Media Group, Inc. (“Company”) and Christopher Neimeth (“Executive”) with respect to the following facts:

A.           Executive was employed by Company as its Chief Executive Officer.

B.           Executive’s employment ceased effective September 22, 2008 (“Separation Date”).

C.           Executive and Company are parties to three stock option agreements, two of which are dated June 6, 2006 and a third which is dated December 7, 2006, granting Executive the right to purchase 50,000, 200,000 and 25,000 shares, respectively, of Company Common Stock (the “Options”).

D.           The parties desire to settle all claims and issues that have, or could have been raised, in relation to Executive’s employment with Company and arising out of or in any way related to the acts, transactions or occurrences between Executive and Company to date, including, but not limited to, Executive’s employment with Company or the termination of that employment, on the terms set forth below.

THEREFORE, in consideration of the promises and mutual agreements hereinafter set forth, it is agreed by and between the undersigned as follows:

1.           Severance Package.  Executive and Company are parties to an Employment Agreement dated as of June 5, 2008 as amended as of September 13, 2007 (collectively the “Employment Agreement”).   Pursuant to the terms of the Employment Agreement, in exchange for a release of claims in favor of the Company, the Company agrees to provide Executive with the following payments and benefits (“Severance Package”).  Executive acknowledges and agrees that this Severance Package constitutes adequate legal consideration for the promises and representations made by him in this Separation Agreement.

1.1           Severance Payment.  Company agrees to pay Executive the equivalent of twelve (12) months base salary, or Two Hundred and Thirty Thousand Dollars ($230,000.00), less all appropriate federal and state income and employment taxes (“Severance Payment”).  The Severance Payment will be made in accordance with the following schedule: (i) One Hundred and Fifteen Thousand Dollars ($115,000) will be paid on the date that is six (6) months after the Separation Date of this Agreement (“Initial  Severance Payment Date”); and (ii) One Hundred and Fifteen Thousand Dollars ($115,000) will be paid in twelve (12) equal installments in accordance with Company’s regular payroll schedule, beginning the first regular pay date immediately following the Initial Severance Payment Date.

1.2           Bonus Payment   In addition, Company agrees to pay Executive a partial bonus for fiscal year 2008 in the amount of Twenty Three Thousand Nine Hundred Seventy Three Dollars ($23,973.00), less all appropriate federal and state income and employment taxes (“Bonus Payment”).   The Bonus Payment will be paid in a lump sum within ten (10) business days following the Effective Date of this Agreement.

1.3           Continuation of Group Health Benefits.  Executive will continue to receive group health insurance benefits on the same terms as during Executive’s employment for the earlier of (i)  twelve (12)  months following the Separation Date and (ii) the date on which Executive becomes entitled to comparable benefits provide by another employer, provided Company’s insurance carrier allows for such benefits continuation.  In the event Company’s insurance carrier does not allow such coverage continuation, Company agrees to pay the premiums required to continue Executive’s group health care coverage for the twelve-month period, under the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), provided that Executive timely elects to continue and remains eligible for these benefits under COBRA, and does not obtain health coverage through another employer during this period.  Thereafter, Executive will be solely responsible for payment of COBRA premiums.

1.4            Accelerated Stock Option Vesting.   All unvested shares of Common Stock subject to the Options shall become immediately vested in full and exercisable in accordance with their terms.  Executive agrees and acknowledges that he is not entitled to any acceleration of the vesting of Executive’s restricted stock award dated December 6, 2007.

1.5           Neutral Reference.  In response to any inquiries for employment references that are directed to Company’s Human Resources Department, Company will provide only Executive’s dates of employment and positions held.

1.6           Resignation.  Company agrees to characterize Executive’s separation as a voluntary resignation.  If asked by any third parties about Executive’s employment with the Company, Executive shall respond that he resigned from employment with the Company.

1.7           Reimbursement of Business Expenses.  Executive shall be reimbursed for any reasonable and necessary expenses incurred by him in connection with his employment with the Company through the Separation Date in accordance with applicable Company expense reimbursement policies, provided that any requests for such reimbursement must be made in writing within thirty (30) days after the effective date of this Agreement.   Any such request shall relate only to appropriately documented business expenses incurred by Employee in performance of his duties in accordance with Company's established practices. The Company shall make the payment to Executive for any outstanding reasonable and necessary expenses as soon as possible but not later than ten (10) business days after Executive submits such expenses for reimbursement.

2.           Transition Assistance.  During the two month period following the Separation Date, Executive agrees to make himself available, as needed, without any additional compensation, to answer business-related questions by telephone or in person as deemed necessary by Company.  Company’s request for Executive’s assistance during this time shall take into consideration his personal and business commitments and the amount of notice provided to him. The Company will reimburse Executive for pre-approved, reasonable out-of-pocket travel (including travel and accommodations), and other incidental expenses, that he incurs as a result of his assistance pursuant to this paragraph. In addition, in the event that such transitional assistance exceeds fifteen (15) hours of Executive’s time, the Company will compensate Executive for time spent at the hourly rate of $150.00 per hour.

3.           General Release.

3.1           Executive unconditionally, irrevocably and absolutely releases and discharges Company and TriNet Corporation (“TriNet”), and any parent and subsidiary corporations, divisions and affiliated corporations, partnerships or other affiliated entities of Company and TriNet, past and present, as well as Company’s and TriNet’s employees, officers, directors, agents, successors and assigns (collectively, “Released Parties”), from all claims related in any way to the transactions or occurrences between them to date, to the fullest extent permitted by law, including, but not limited to, Executive’s employment with Company, the termination of Executive’s employment, and all other losses, liabilities, claims, charges, demands and causes of action, known or unknown, suspected or unsuspected, arising directly or indirectly out of or in any way connected with Executive’s employment with Company.  This release is intended to have the broadest possible application and includes, but is not limited to, any tort, contract, common law, constitutional or other statutory claims, including, but not limited to alleged violations of the California Labor Code or the federal Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964 and the California Fair Employment and Housing Act, the Americans with Disabilities Act, and all claims for attorneys’ fees, costs and expenses.

3.2           Executive acknowledges that he may discover facts or law different from, or in addition to, the facts or law that he knows or believes to be true with respect to the claims released in this Separation Agreement and agrees, nonetheless, that this Separation Agreement and the release contained in it shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery of them.

3.3           Executive declares and represents that he intends this Separation Agreement to be complete and not subject to any claim of mistake, and that the release herein expresses a full and complete release and Executive intends the release herein to be final and complete.  Executive executes this release with the full knowledge that this release covers all possible claims against the Released Parties, to the fullest extent permitted by law.

3.4           Executive expressly waives Executive’s right to recovery of any type, including damages or reinstatement, in any administrative or court action, whether state or federal, and whether brought by Executive or on Executive’s behalf, related in any way to the matters released herein.

3.5           Notwithstanding the above, nothing in this letter is intended to release or waive any rights Executive has under COBRA, to unemployment insurance benefits (it being understood that the Company shall not contest Executive’s application for unemployment insurance benefits), any accrued pension benefits or any other vested benefit under any employee plan in which Executive was a participant prior to termination, or any rights to defense and indemnity under the Indemnity Agreement between Executive and the Company dated June 20, 2006, or any corporate bylaw, resolution, policy or practice.

4.           California Civil Code Section 1542 Waiver.  Executive expressly acknowledges and agrees that all rights under Section 1542 of the California Civil Code are expressly waived.  That section provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

5.           Representation Concerning Filing of Legal Actions.  Executive represents that, as of the date of this Separation Agreement, he has not filed any lawsuits, charges, complaints, petitions, claims or other accusatory pleadings against Company or any of the other Released Parties in any court or with any governmental agency.  Executive further agrees that, to the fullest extent permitted by law, he will not prosecute, nor allow to be prosecuted on his behalf, in any administrative agency, whether state or federal, or in any court, whether state or federal, any claim or demand of any type related to the matters released above, it being the intention of the parties that with the execution of this release, the Released Parties will be absolutely, unconditionally and forever discharged of and from all obligations to or on behalf of Executive related in any way to the matters discharged herein.

6.           Nondisparagement.  Executive agrees that he will not make any voluntary statements, written or oral, or cause or encourage others to make any such statements that defame, disparage or in any way criticize the personal and/or business reputations, practices or conduct of Company or any of the other Released Parties.  Likewise, the Company, through its employees and affiliates with actual ability to speak on the matter, agrees that it will not make any voluntary statements, written or oral, or cause or encourage others to make any such statements that defame, disparage or in any way criticize the personal and/or business reputations, practices or conduct of Executive.

7.           Confidentiality.  Executive agrees to abide by all the surviving provisions of the Employment Agreement and the employee nondisclosure and assignment agreement Executive executed when he joined the Company, including but not limited to, promises to protect all confidential and proprietary (i.e. non-public) information of Company and promises not to solicit any of Company’s employees for a period of six (6) months after his termination.

8.           Return of Company Property.  By signing this Separation Agreement, Executive represents and warrants that he will have returned to Company on or before the Separation Date, all Company property, including all confidential and proprietary information, as described in paragraph 7 and all materials and documents containing trade secrets and copyrighted materials, including all copies and excerpts of the same.

9.           Enforcement.  If Executive breaches any of the terms in paragraphs 6, 7, or 8 above or their subparts, Company will immediately cease making the separation payments described in subparagraphs 1.1 and 1.2  above, to the extent those payments have not yet been made. This shall in no way limit Company’s right to pursue all legal and equitable remedies available to it as a result of Executive’s breach of this Separation Agreement.

10.         Arbitration of Disputes.  The parties agree to arbitrate any and all disputes arising out of or relating to the enforcement of this Separation Agreement, or for the breach hereof, or the interpretation hereof.  The arbitration will be conducted in San Francisco, California and shall be before a single, neutral arbitrator selected by the parties.  If the parties are unable to agree on a single neutral arbitrator, the arbitrator shall be selected in accordance with the rules of the American Arbitration Association for Employment Disputes.  The arbitrator shall have the power to enter any award that could be entered by a judge of a trial court of the State of California, and only such power, and shall follow the law.  The parties agree to abide by and perform any award rendered by the arbitrator.  The arbitrator shall issue the award in writing and therein state the essential findings and conclusions on which the award is based.  Judgment on the award may be entered in any court having jurisdiction thereof.  In no event shall the demand for arbitration be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations.  This agreement to arbitrate shall be specifically enforceable under the prevailing arbitration law, and shall be in accordance with the procedures established for arbitration in the California Code of Civil Procedure.  The parties understand that by agreeing to arbitrate their disputes, they are giving up their right to have their disputes heard in a court of law and, if applicable, by a jury.  The Company shall bear the costs and expenses of any mediation and/or arbitration.  The arbitrator shall have the authority to award attorneys’ fees and costs to the prevailing party.

11.           No Admissions.  By entering into this Separation Agreement, the Released Parties make no admission that they have engaged, or are now engaging, in any unlawful conduct.  The parties understand and acknowledge that this Separation Agreement is not an admission of liability and shall not be used or construed as such in any legal or administrative proceeding.

12.           Severability.  In the event any provision of this Separation Agreement shall be found unenforceable by an arbitrator or a court of competent jurisdiction, the provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that Company shall receive the benefits contemplated herein to the fullest extent permitted by law.  If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

13.           Applicable Law.  The validity, interpretation and performance of this Separation Agreement shall be construed and interpreted according to the laws of the United States of America and the State of California.

14.           Binding on Successors.  The parties agree that this Separation Agreement shall be binding on, and inure to the benefit of, his or its successors, heirs and/or assigns.

15.           Full Defense.  This Separation Agreement may be pled as a full and complete defense to, and may be used as a basis for an injunction against, any action, suit or other proceeding that may be prosecuted, instituted or attempted by Executive in breach hereof.  Executive agrees that in the event an action or proceeding is instituted by the Released Parties in order to enforce the terms or provisions of this Separation Agreement, the Released Parties shall be entitled to an award of reasonable costs and attorneys’ fees incurred in connection with enforcing this Separation Agreement.

16.           Good Faith.  The parties agree to do all things necessary and to execute all further documents necessary and appropriate to carry out and effectuate the terms and purposes of this Separation Agreement.

17.           Entire Agreement; Modification.  This Separation Agreement, including the Options associated grant documents herein incorporated by reference and any confidentiality or proprietary rights agreement signed by Executive, is intended to be the entire agreement between the parties and supersedes and cancels any and all other and prior agreements, written or oral, between the parties regarding this subject matter.  It is agreed that there are no collateral agreements or representations, written or oral, regarding the terms and conditions of Executive’s separation of employment with Company and settlement of all claims between the parties other than those set forth in this Separation Agreement. This Separation Agreement may be amended only by a written instrument executed by all parties hereto.

18.           Effective Date.  Company shall provide Executive with seven (7) business days to consider this Agreement and to execute and return a copy of this Agreement to the Company (the “Effective Date”).

THE PARTIES TO THIS SEPARATION AGREEMENT HAVE READ THE FOREGOING SEPARATION AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN.  WHEREFORE, THE PARTIES HAVE EXECUTED THIS SEPARATION AGREEMENT ON THE DATES SHOWN BELOW.

Dated: 11/14/08	By: /s/ Christopher Neimeth
Christopher Neimeth

SALON MEDIA GROUP, INC.

Dated: 11/13/08	By: /s/ Norman M. Blashka
Norman M. Blashka
Chief Financial Officer